Nominating Committee Charter

This document has been approved by the President/CEO and COO of MegaWest Energy Corp. and is effective, from the date shown below, as part of MegaWest’s Corporate Governance.

Signed: /s/ George T. Stapleton II	Signed: /s/ R. William Thornton	Date: October 29, 2007

George T. Stapleton II	R. William Thornton

The Corporate Governance and HR Committee shall periodically re-validate this Policy to ensure that it continues to serve the purpose intended.

This Nominating Committee Charter (the “Charter”) sets forth the purpose and membership requirements of the Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of MegaWest Energy Corp. (the “Company”) and establishes the authority and responsibilities delegated to it by the Board.

1.

Purpose. The purpose of the Committee is to (i) identify and recommend to the Board individuals qualified to be nominated for election to the Board, (ii) recommend to the Board the members and Chairman for each Board committee, and (iii) oversee the annual self-evaluation of the performance of the Board and the annual evaluation of the Company’s management.

2.	Committee Members.

2.1.

Composition and Appointment . The Committee shall consist of three (3) or more members of the Board. The Board shall designate members of the Committee on the recommendation of the Committee. The members and Chairman of the Committee shall be appointed by the Board. Membership on the Committee shall rotate at the Board’s discretion. The Board shall fill vacancies on the Committee and may remove a Committee member from the membership of the Committee at any time without cause. Members shall serve until their successors are appointed by the Board.

	2.2.	Independence . Committee membership will comply with all regulatory and listing requirements.

	2.3.	Subcommittees. The Committee shall have the authority to delegate authority and responsibilities to subcommittees; provided that no subcommittee shall consist of less than two members.

3.

Advisors. The Committee shall have the authority to (i) retain, at the Company’s expense, a search firm and other expert advisors (“Advisors”) as it deems necessary to fulfill its responsibilities and (ii) determine, on behalf of the Company, the compensation of such Advisors.

4.	Meetings.

4.1.

Frequency of Meetings. The Committee shall meet at least twice per fiscal year. The schedule for regular meetings of the Committee shall be established by the Committee. The Chairman of the Committee may call a special meeting at any time as he deems advisable.

4.2.

Minutes. Minutes of each meeting of the Committee shall be kept by the corporate secretary to document the discharge by the Committee of its responsibilities. A copy thereof shall be incorporated with and into the next regularly scheduled meeting of the Board.

4.3.

Quorum. A quorum shall consist of a majority of the Committee’s members. The act of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee. However, nominations for directors that are submitted to the Board must be approved by the two-thirds vote of the standing members of the Committee.

4.4.

Agenda. The Chairman of the Committee shall prepare an agenda for each meeting of the Committee, in consultation with Committee members and any appropriate member of the Company’s management or staff, as necessary. As requested by the Chairman, members of the Company’s management and staff shall assist the Chairman with the preparation of any background materials necessary for any Committee meeting.

4.5.

Presiding Officer. The Chairman of the Committee shall preside at all Committee meetings. If the Chairman is absent at a meeting, a majority of the Committee members present at a meeting shall appoint a different presiding officer for that meeting.

5.	Board and Committee Members.

5.1.

Nominee Criteria and Qualifications. The Committee may establish criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole. In addition, the Committee shall determine whether qualifications for membership on each committee of the Board of Directors are met.

	5.2.	Consideration of Stockholder Recommendations . The Committee shall be responsible for establishing a policy regarding consideration of director candidates recommended by the Company’s stockholders and the procedures to be followed by stockholders that desire to submit such a recommendation.

5.3.

Identification of Board Candidates. When the circumstances require, the Committee shall identify and recommend to the Board new persons qualified to be nominated for election as directors, taking into account the director qualification criteria approved by the Board. The Committee shall also annually review each incumbent director’s past performance and recommend to the Board whether such director should be nominated for reelection.

	5.4.	Recommendation of Board Nominees . Prior to each annual meeting of the shareholders of the Company, the Committee shall recommend to the Board nominees for election to the Board.

5.5.

Recommendation of Committee Members. The Committee shall annually recommend to the Board the membership of each Board committee (including this Committee) and a Chairman for each committee. The Committee shall review the qualifications of the members of each committee to ensure that each committee has a membership that meets any applicable criteria of the rules and regulations of the SEC and AMEX. There is no policy limiting the length of service on any committee.

6.	Board Matters.

6.1.

Director Orientation. The Committee shall, in consultation with the Chief Executive Officer and appropriate members of management, periodically review and approve the Company’s orientation program for new directors.

6.2.

Recruitment of Directors . The Committee shall evaluate the Company’s policies relating to the recruitment of directors, including compensation and director and officer’s insurance, as well as indemnification protections provided in the Company’s organizational documents, and make recommendations to the Board or any appropriate Board committee regarding such matters.

6.3.

Board Attendance at Annual Meeting . The Committee shall be responsible for determining whether or not the Company should have a policy regarding Board members’ attendance at the Company’s annual meetings of stockholders.

7.	Management Succession and Appointment of Officers.

7.1.

Succession Plan. The Committee shall determine that a satisfactory system is in effect for education, development, and orderly succession of senior and mid-level managers throughout the Company. There should also be available, on a continuing basis, the CEO’s ongoing recommendations as to his successor should he become unexpectedly incapacitated.

	7.2.	CEO Succession. The Committee shall recommend to the Board a successor to the CEO when a vacancy occurs.

7.3.

Appointment of Officers. The Committee shall review the CEO’s appointment of SEC reporting officers (“SEC reporting officers” are those officers that file Forms 3 and 4 with the SEC under Section 16 of the Securities Exchange Act of 1934) and make recommendations to the Board with respect to such persons to be elected officers by the Board and review any proposed personnel changes involving such officers.

8.

Communications with Security Holders . The Committee shall be responsible for establishing a process for security holders to send security holder communications, as such term is used in Item 7(h)(2) of Schedule 14A, or any successor provision thereto, to Board members, including whether security holder communications will be screened to determine the communications that will be relayed to Board members. The Committee shall be responsible for determining whether or not to seek the approval of such policy by the independent Board members, as described in the instructions to Item 7(h)(2)(ii) of Schedule 14A, or any successor provision thereto.

9.	Reports and Assessments.

9.1.

Board Reports. The Chairman of the Committee shall, periodically, at his discretion, prepare a report to the Board on Committee actions and on the fulfillment of the Committee’s responsibilities under this Charter. This report shall be incorporated with and into the next regularly scheduled meeting of the Board.

9.2.

Evaluation of Committee Charters . The Committee shall annually assess the adequacy of this Charter and advise the Board of its assessment and of its recommendation for any changes to the Charter. The Committee shall, if requested by management, assist management with the preparation of a certification to be presented annually to the AMEX affirming that the Committee reviewed and reassessed the adequacy of this Charter. The Committee shall conduct an annual review of all other committee charters and recommend to the Board any changes it deems necessary. In connection therewith, the Committee shall review the recommendations of each Board Committee regarding the charter of its committee.

	9.3	Committee Self-Assessment. The Committee may annually make a self- assessment of its performance and shall report the results of such self-assessment to the Board.

9.4.

Assessment of Board and Management. The Committee shall conduct an assessment of the Board’s and management’s performance. The Committee shall be responsible for establishing the evaluation criteria and implementing the process for such evaluation.